Exhibit 23.2

[Letterhead of MSPC, Certified Public Accountants and Advisors, A Professional Corporation]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement on Form S-8 of China Oumei Real Estate Inc. (formerly Dragon Acquisition Corporation) (the “Company”) of our report dated March 23, 2010, relating to the consolidated balance sheets of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009 and 2008 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 25, 2009, appearing in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2010.

/s/ MSPC
MSPC
Certified Public Accountants and
Advisors, A Professional Corporation

New York, NY
October 28, 2010